UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 1, 2013
PARKWAY PROPERTIES, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-11533	74-2123597
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Bank of America Center, Suite 2400, 390 North Orange Avenue, Orlando FL	32,801
(Address of Principal Executive Offices, including zip code)	(Zip code)
Registrant's telephone number, including area code: (407) 650-0593

Not Applicable
(Former name or former address if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Item 2.05. Costs Associated with Exit or Disposal Activities.
On July 1, 2013, Parkway Properties, Inc. (the “Company”) announced that it expects to terminate approximately 40 employees in connection with the closure of its Jackson, Mississippi office. The Jackson, Mississippi office is being closed due to the Company's plan to consolidate its support functions, including accounting, tax, human resources and information technology, in Florida. The Company expects the terminations and office closure to be completed by December 31, 2013.
The Company expects that the total pre-tax charge to earnings will be approximately $3.7 million, consisting of approximately $3.2 million in one-time cash severance and change-in-control payments and related benefits, and approximately $500 thousand in office closing costs. The Company expects to incur all of the pre-tax charges in the third quarter of 2013. The numbers set forth above are good faith estimates made as of the date of this filing and may change as a result of a number of factors, including the timing of the terminations and office closure.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 3, 2013                 PARKWAY PROPERTIES, INC.

BY:    /s/ Jeremy R. Dorsett
Jeremy R. Dorsett
Executive Vice President and
General Counsel